                                                               EXHIBIT (b)(2)



One North Franklin Street
Thirty-Fifth Floor
Chicago, IL  60606

January 26, 2004

Mr. Lewis J. Schoenwetter
H.I.G. Capital, LLC
1001 Brickell Bay Drive, 27th Floor
Miami, FL  33131

Re:   Commitment for Bridge Financing

Dear Lewis:

On behalf of Dymas Funding Company, LLC and its affiliates (collectively "Dymas"), we hereby commit to provide a $34,000,000 Senior Secured Bridge Facility ("Bridge Facility") upon the general terms and conditions outlined in the summary of terms attached to this commitment letter. The Bridge Facility would be used (i) to provide financing for the acquisition by H.I.G. Capital LLC ("HIG") of T-NETIX, Inc. ("T-NETIX"), (ii) to refinance existing indebtedness,
(iii) to provide financing for ongoing working capital needs and (iv) to finance expenses relating to the acquisition and the Bridge Facility.

The summary of terms attached hereto is intended to be indicative of the principal terms of the Bridge Facility and does not purport to specify all of the terms, conditions, representations and warranties, covenants and other provisions that will be contained in the final loan documents for the Bridge Facility.

Dymas is delivering this commitment letter to you in reliance upon the accuracy of all information furnished to Dymas by you or on your behalf. You agree that you will not disclose the contents of the summary of terms attached hereto to any third party (including, without limitation, any financial institution or intermediary) without Dymas' prior written consent other than to the board of directors of and advisors to (including Mooreland Partners) T-NETIX, shareholders of T-NETIX, providers of subordinated debt, prospective equity investors, governmental and regulatory authorities and your advisors and officers ("Approved Third Parties") on a need-to-know basis. You agree to inform all such persons who receive information concerning Dymas, this commitment letter, or the summary of terms that such information is confidential and may not be disclosed to any other person. Not withstanding the preceding paragraph however, HIG and T-NETIX shall be allowed to provide any and all information to the extent required by the SEC in connection with the tender offer.

By executing this commitment letter, you agree to pay the fees, costs and expenses provided for in the summary of terms attached hereto and to indemnify Dymas, its directors, officers, employees, agents, auditors, accountants, consultants, counsel and affiliates from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses including amounts paid in settlement, incurred by any of them arising out of or by reason of any

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investigation, litigation or other proceeding brought or threatened relating to any loan made or proposed to be made hereunder except to the extent resulting from Dymas' gross negligence and willful misconduct. You agree that in any action arising from an alleged breach by Dymas of this commitment letter the only damages that may be sought are only those which are direct and reasonably foreseeable as the probable result of any breach thereof and any right to indirect, special or punitive damages or lost anticipated profits is hereby waived.

This commitment letter and the summary of terms attached hereto supersede all prior discussions, indications of interest and proposals previously delivered to you. Unless extended in writing by Dymas, in its discretion, this commitment shall expire upon 7:00 p.m., January 26, 2004, unless you shall have executed and delivered a copy of this commitment letter to the attention of the undersigned prior to that date and time, and you shall have delivered to the undersigned a check in the amount of $42,500 in payment of the initial Bridge Facility Fee no later than January 29, 2004. This commitment letter and the summary of terms attached hereto will terminate if the transaction contemplated herein in the summary of terms attached hereto does not close prior to March 31, 2004. Expiration of this commitment shall not affect your obligations to pay any fees, costs or expenses provided for herein or in any other agreements entered into between H.I.G. Capital or the borrower and Dymas. Subject to the terms and conditions specified in the summary of terms attached hereto, it is contemplated that the proceeds of the facility provided for herein and therein shall be used to refinance existing indebtedness of T-NETIX and to finance the acquisition by a newly formed corporation of certain shares of stock of T-NETIX provided, however, in the event the conditions specified in that certain commitment letter of even date herewith between the parties hereto (the "Permanent Commitment") are satisfied and the facilities provided for therein are funded, the facilities provided for herein shall not be utilized. If the facilities provided for herein are funded, it is contemplated that subject to the conditions set forth in the Permanent Commitment, the proceeds of the facilities provided for therein shall be used to refinance in full the facilities provided for herein.

We appreciate the opportunity you have given us to deliver a financing commitment and look forward to working with you.

                                      Sincerely,

                                      Dymas Funding Company, LLC
                                      By:  Dymas Capital Management Company, LLC


                                      Its: Manager


                                      By: /s/ Kenneth Leonard
                                          --------------------------------------
                                      Title: Managing Director



                Summary of Terms - Bridge, Dated January 26, 2004

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Accepted and Agreed to
this 26th day of January, 2004:


HIG Capital, LLC



By: /s/ Brian Schwartz
    ---------------------------------
Title: Managing Director








                Summary of Terms - Bridge, Dated January 26, 2004

                     OUTLINE OF CERTAIN TERMS AND CONDITIONS
                           OF PROPOSED CREDIT FACILITY

The following is intended to summarize certain basic terms of the Bridge Facility. It is not intended as a definitive list of all requirements of Agent in connection with the financing commitment.

BORROWER:               T-NETIX, Inc. ("T-NETIX") with respect to the Revolver
                        and a newly formed Delaware corporation formed to acquire the stock of T-NETIX ("NewCo") with respect to the Term Loan.

SOLE LEAD ARRANGER:     Dymas Capital Management Company, LLC ("Arranger").

ADMINISTRATIVE AGENT:   Dymas Funding Company, LLC ("Agent") (together with
                        Arranger, "Dymas").

USE OF PROCEEDS:        The proceeds of the (i) Term Loan shall be used to
                        finance the acquisition of T-NETIX (the "Acquisition"),
                        (ii) Revolver shall be used to refinance existing indebtedness and fund general working capital needs, and
                        (iii) Term Loan shall be used to pay associated transaction fees, costs and expenses.

CREDIT FACILITY:        A $34,000,000 Senior Secured Bridge Facility
                        (collectively, the "Bridge Facility"), consisting of the loans described below:

                        - A six-month senior secured revolving loan facility (a "Revolver") with a commitment amount of $14,000,000 with estimated fundings at close of $5,500,000 (specific funding amount subject to working capital fluctuations to be discussed and mutually agreed upon) and $2,200,000 in outstanding face amount of letters of credit.

                        - A six-month senior secured term loan ("Term Loan") with a principal amount of up to $20,000,000 funded at closing. The amount of the Term Loan shall be calculated following the determination of the number of shares of T-NETIX tendered to NewCo.

REVOLVER AVAILABILITY:  Availability under the Revolver is subject to a borrowing base that is equal to the sum of up to 80% of eligible accounts receivable with the definition to be determined in the loan documentation for the Bridge Facility ("Definitive Documentation"). At Borrower's option, letters of credit may be issued or guaranteed under the Revolver. Outstanding letters of credit will be reserved from availability under the Revolver.

AMORTIZATION:           The Term Loan would be payable in one installment of
                        principal at the earlier of six months after the Closing
                        Date or the merger of Newco with and into T-NETIX (the
                        "Merger"). In addition, payment of the Term Loan shall be made as required by Regulation U.


INTEREST:               The Borrower is required to pay interest at the Base
                        Rate plus the applicable margin according to the following pricing grid:

                        REVOLVER: Base Rate plus 2.00%.

                        Unused Facility Fee: 0.50% per annum on the average daily balance of the unused portion of the Revolver, payable quarterly in arrears.

                        Letter of Credit Fee: A per annum fee in an amount equal to the LIBOR margin on the Revolver, payable quarterly in arrears.



                Summary of Terms - Bridge, Dated January 26, 2004

                        TERM LOAN: Base Rate plus the applicable margin as indicated below.

                                                 BASE RATE MARGIN
                                                 ----------------
                                   Month 1:          4.00%
                                   Month 2:          4.25%
                                   Month 3:          4.50%
                                   Month 4:          6.00%
                                   Month 5:          6.50%
                                   Month 6:          7.00%

                        Interest on Revolver Base Rate loans will be payable monthly in arrears on the last day of each calendar month.

                        Interest with respect to the Term Loan shall accrue, compound and be added to the principal balance of the Term Loan at the end of each calendar month after closing. Such capitalized interest shall be deemed part of the principal balance of the Term Loan. All accrued and unpaid interest (including capitalized interest) shall be payable on the maturity date.

                        As used herein, "Base Rate" means the greater of (a) the rate of interest publicly announced from time to time by JP Morgan Chase in New York, New York as its reference rate, base rate or prime rate and (b) the Federal Funds Rate plus 0.50% per annum. All interest and fees shall he computed on the basis of a year of 360 days for the actual days elapsed. After the occurrence and during the continuance of an event of default, at the request of the Agent or the requisite lenders, interest on the obligations shall be increased by 2.0% per annum and shall be payable on demand.

EARLY REPAYMENT:        The Loans may be prepaid without penalty or premium.

CLOSING DATE:           The first date on which all Definitive Documentation is
                        executed by the Borrower, Agent and other third parties relevant to this transaction, and on which all conditions set forth therein shall have been satisfied or waived by the Agent.

COLLATERAL:             The Revolver shall be secured by a perfected security
                        interest in, and lien on, all now owned or hereafter acquired property and assets of T-NETIX and its subsidiaries, real and personal, tangible and intangible
                        (including, without limitation, all bank and deposit accounts, accounts receivable, contract rights, equipment, general intangibles, inventory, investment property, machinery, and real estate), and a perfected pledge of 100% of the equity securities of Borrower's subsidiaries. The Term Loan shall be secured by a first perfected security interest in, and lien on, all the owned and hereafter acquired property and assets of NewCo, including without limitation, 100% of the stock of T-NETIX owned by NewCo. All such security interests and liens shall be first priority, subject to no other lien, security interest, charge or encumbrance, except as set forth in the Definitive Documentation. NewCo shall comply with Regulation U.



                Summary of Terms - Bridge, Dated January 26, 2004

CONDITIONS PRECEDENT:   The obligation of the Agent and Lender to make any Loan
                        will he subject to customary conditions precedent, including, without limitation:

                        1. Satisfaction with the legal structure and documentation of the transactions, including the Acquisition, and after giving affect thereto NewCo will own more than 50% of the stock of T-NETIX and in no event stock representing less than voting control of T-NETIX.

                        2. T-NETIX shall have a minimum trailing twelve-month pro forma adjusted EBITDA at closing satisfactory to Dymas subject to such add-backs to be mutually agreed upon by Dymas and HIG.

                        3. T-NETIX shall have, at the closing, a minimum unused but available borrowing capacity under the Revolver of not less than $3.0 million, in each instance, after (i) giving effect to the initial Loans made on the Closing Date, (ii) existing letters of credit, and (iii) the payment of all fees and expenses related to the Revolver portion of the Bridge Facility.

                        4. Satisfaction by the Agent, in its sole discretion, with the capital structure of the holding company, Borrower and its subsidiaries, and the terms of any outstanding indebtedness, including any subordinated indebtedness issued to



                Summary of Terms - Bridge, Dated January 26, 2004
                              facilitate this transaction, and of the ability of the Agent to exercise remedies.

                        5. Satisfaction by the Agent, in its sole discretion, with any indebtedness due and owing by any Borrower to any affiliate (including, without limitation, the indebtedness due and owing to the seller), which indebtedness shall be subordinated to the obligations of the Borrower with respect to the Bridge Facility pursuant to a subordination agreement in form and substance satisfactory to the Agent.

                        6. Fully funded cash equity of not less than $20.0 million of NewCo's pro forma capitalization invested by HIG and its co-investors.

                        7. Fully funded unsecured subordinated indebtedness of at least $24.0 million and not more than $26.0 million of NewCo's pro forma capitalization invested by a third-party acceptable to Agent, such acceptance not to be unreasonably withheld.

                        8. No claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality, that relates to the Bridge Facility, the Acquisition, the Merger or that, in the opinion of Agent, has any reasonable likelihood of having a material adverse effect on the business, operations, performance, assets, properties, liabilities, condition (financial or otherwise) or prospects of any Borrower.

                        9. No Material Adverse Change, or development that the Administrative Agent considers reasonably likely to result in a Material Adverse Change.

                        10. Evidence satisfactory to the Agent of the absence of any other liens on the collateral described herein, other than such liens previously mentioned or approved by the Agent in its sole discretion.

                        11. Satisfaction of the Agent, in its reasonable discretion, with the Acquisition documents for T-NETIX (it being agreed, however, that the text of the Agreement and Plan of Merger dated as of January 22, 2004, a copy of which has been provided to Agent, is satisfactory to Agent).

                        12. The Borrowers shall have obtained all required licenses, approvals, waivers and consents, governmental and otherwise, in connection with the Bridge Facility and the related transactions to be consummated on the closing date, all of which shall remain in full force and effect.

                        13. Insurance satisfactory to the Agent, such insurance with respect to the collateral to name the Agent as loss payee.

                        14. Execution and delivery of agreements, instruments and other documents as the Agent may determine are appropriate for the transactions contemplated by this term sheet, in each case in form and substance satisfactory to the Agent, and satisfaction of the conditions precedent contained therein.

OTHER CONDITIONS:       No management fee shall be payable prior to payment in
                        full of the Bridge Facility.

REPRESENTATIONS AND     The Definitive Documentation shall contain customary
WARRANTIES:             representations and warranties for a transaction and
                        company of this nature, including, without limitation, corporate existence and good standing, authority to enter into the Definitive Documentation and other transaction documents, governmental approvals, non-violation of other


                Summary of Terms - Bridge, Dated January 26, 2004
                        agreements, financial statements, litigation, compliance with environmental, pension and other laws, taxes, insurance, absence of Material Adverse Change, absence of default or unmatured default, regulatory approvals, and perfection and priority of the Agent's liens.

COVENANTS:              Covenants to be determined in Definitive Documentation,
                        but would be standard and customary for transactions of this type.

EVENTS OF DEFAULT:      The Definitive Documentation shall contain customary
                        events of default for a transaction and company of this nature, including, without limitation, payment, cross-default on other indebtedness or liability, violation of covenants, breach of representation or warranty, environmental, challenge to validity of documents, lien ceases to be perfected, first priority, no judgments, change of control, ERISA, injunction or restraint on material portion of business, strike, lockout or other act restricting conduct of business, or indictment of a Borrower or any senior officer.

GOVERNING LAW:          The Definitive Documentation shall be governed by the
                        laws of the State of New York.

ASSIGNMENT:             The Definitive Documentation will permit the Lenders to
                        assign any Loan in its sole discretion without the consent of Borrower to affiliates of such Lender and to accounts or funds managed by a Lender and, with the consent of Borrower not to be unreasonably withheld, to non-Affiliated institutions (except in Events of Default).

Accepted and Agreed to
this 26th day of January, 2004:

H.I.G. Capital LLC

By: /s/ Brian Schwartz
    ---------------------------------
Title: Managing Director





                Summary of Terms - Bridge, Dated January 26, 2004
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